EXHIBIT 99.1

Allergan, Inc. Announces Pricing of Zero Coupon Convertible Senior Notes
Thursday October 31, 4:49 pm ET

IRVINE, Calif.—(BUSINESS WIRE)—Oct. 31, 2002—Allergan, Inc. (NYSE:AGN - News) today announced that it sold $577.4 million principal amount of zero coupon convertible senior notes due 2022 in a private offering. Allergan anticipates gross proceeds of approximately $450 million from the sale of the notes. In connection with the offering, Allergan has granted the initial purchasers the option to purchase an additional $64.2 million aggregate principal amount of notes, representing additional gross proceeds to Allergan of approximately $50 million.

The notes will carry a yield to maturity of 1.25% and will be convertible into shares of Allergan common stock if the closing price of Allergan’s common stock exceeds certain levels or in certain other circumstances. The conversion price represents a 25.45% conversion premium on the October 31, 2002, New York Stock Exchange closing price of Allergan common stock. Allergan may redeem the notes at their accreted value in whole or in part on or after the fifth anniversary of the issuance of the notes. After the third anniversary of the issuance of notes and prior to the fifth anniversary of the issuance of notes, Allergan may redeem all or a portion of the notes at their accreted value only if the price of Allergan common stock reaches certain thresholds for a specified period of time. Holders of the notes may require Allergan to purchase their notes on the fifth, tenth and fifteenth anniversary of the issuance of the notes. Any notes purchased on the fifth anniversary of the issuance of the notes will be paid in cash. For the other purchase dates, Allergan may pay the repurchase price in cash or shares of Allergan common stock, or a combination of cash and stock, at Allergan’s option.

Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Closing is scheduled for November 5, 2002.

The securities were placed pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The securities placed have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or solicitation of an offer to buy any of the securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration under the securities laws of such state.

Forward-Looking Statements

In this press release, forward-looking statements such as the statements regarding the consummation of the sale of the notes are forward-looking. All forward-looking statements in this press release reflect Allergan’s analysis and intentions only as of the date of this press release. Actual events may differ from current expectations based on a number of factors, including the uncertainties associated with customary closing conditions and capital market fluctuations. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan disclaims any intent or obligation to update these forward-looking statements.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromuscular and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

Contact: Allergan, Inc., Irvine Jim Hindman, 714/246-4636 (investors) or Suki Shattuck, 714/246-5621 (investors/media) or Christine Cassiano, 714/246-5134 (media)